Exhibit 4.1

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of July 1, 2024 (the “Effective Date”), is made by and among (a) Blue Owl Capital Inc., a Delaware corporation (“PubCo”) and (b) Makena Strategic Opportunities Fund – KH, LLC, a Delaware limited liability company (“Makena Direct Seller”), KIS Holdings Ltd. and KIS Participation LP (together with, solely to the extent following the Restructuring (as defined in the Purchase Agreement (as defined below)), the Makena Direct Seller, the “Company Sellers”), Kuvare Insurance Services LLC, a Delaware limited liability company (the “GP Interest Seller”), the Persons set forth on Annex B to the Purchase Agreement under the heading “Blocker Sellers” (together with the Company Sellers, the GP Interest Seller and Makena Direct Seller, the “Sellers”), and each other Person who becomes a Party to this Agreement in accordance with the terms hereof and upon executing a joinder in the form of Exhibit A hereto (a “Joinder”). Each of PubCo and Sellers may be referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings as set forth in the Purchase Agreement.

RECITALS

WHEREAS, reference is made to the Purchase Agreement, dated as of April 2, 2024, by and among (a) Blue Owl Capital Holdings, LLC, a Delaware limited liability company, (b) Blue Owl Capital GP LLC, a Delaware limited liability company, (c) Kuvare Insurance Services LP, d/b/a Kuvare Asset Management, a Delaware limited partnership, (d) the Makena Direct Seller, (e) the Company Sellers, (f) the GP Interest Seller, (g) the Persons set forth on Annex B to the Purchase Agreement under the heading “Blocker Sellers”, (h) solely for purposes of Section 2.1, Section 2.2, and Section 6.15 of the Purchase Agreement, Kuvare UK Holdings Limited, a private limited company incorporated under the laws of England and Wales, (i) solely for the purposes of Section 4.1, Section 4.2, Section 4.4, Section 4.11, and Section 11.15 of the Purchase Agreement, PubCo, and (j) KIS Holdings Ltd., in its capacity as Seller Representative (the “Purchase Agreement”);

WHEREAS, in connection with the Transactions, each Seller is receiving such Seller’s Allocation Percentage of the Closing Stock Consideration; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to registration rights, lock-up agreements and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which information PubCo has a bona fide business purpose (including confidentiality obligations) for not making such information public, and which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, (a) no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Agreement, and (b) no private fund (or similar vehicle) or business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by any Party or any such Party’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of such Party (it being agreed that this Agreement shall not apply to, or be binding on, any Persons described in this clause (b)).

“Agreement” has the meaning set forth in the Preamble.

“Amended” with respect to any agreement, certificate or other instrument means amended, restated, supplemented, amended and restated, waived or otherwise modified from time to time, directly or indirectly (including, in the case of a certificate of incorporation, bylaws, limited liability company agreement or limited partnership agreement, by way of merger), in accordance with the terms of such agreement, certificate or other instrument. “Amend,” “Amending” and “Amendment” shall have correlative meanings.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Certificate of Incorporation” means the PubCo’s Certificate of Incorporation, as Amended.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Shares” means shares of the Class A Common Stock.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class B common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class B common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class C Common Stock” means, the Class C common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class C common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class C common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class C common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class D Common Stock” means, the Class D common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class D common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class D common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class D common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Closing Lock-Up Stock Consideration” means 19,922,524 Class A Shares.

“Common Shares” means the shares of Common Stock.

“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock.

“Company Sellers” has the meaning set forth in the Preamble.

“Demanding Holders” has the meaning set forth in Section 3.1(d)(i).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934.

“Family Member” with respect to any Person who is an individual, means:

(a) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”);

(b) any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives;

(c) the trustee, fiduciary, executor or personal representative of such Seller with respect to any entity described in the immediately preceding clause (b); or

(d) any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Seller and such Person’s relatives.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a)(i).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a)(i).

“GP Interest Seller” has the meaning set forth in the Preamble.

“Holder” means initially, any Seller, and then any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Agreement pursuant to Section 5.1.

“Holder Indemnitees” has the meaning set forth in Section 3.10(a).

“Holder Information” has the meaning set forth in Section 3.10(b).

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of August 7, 2023, by and among PubCo and the other parties thereto (as may be amended, amended and restated, modified, supplemented or waived).

“Joinder” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Makena Direct Seller” has the meaning set forth in the Preamble.

“Maximum Number of Securities” has the meaning set forth in Section 3.1(e)(i).

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(d)(iv).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Party” has the meaning set forth in the Preamble.

“Permitted Transfer” means any Transfer of Registrable Securities that is (a) made to a Permitted Transferee of the transferor upon prior written notice to PubCo, (b) made to PubCo in accordance with the Certificate of Incorporation, (c) made pursuant to a Registration Statement in accordance with Article III hereof, but only after expiration of the applicable Lock-Up Period with respect to the Lock-Up Shares, (d) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the Effective Date which results in all of PubCo’s stockholders exchanging or having the right to exchange their Class A Shares for cash, securities or other property, or (e) made in accordance with the Capital Support Agreement.

“Permitted Transferee” means, with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person, or (d) if such Person is a natural person, (i) by virtue of laws of descent and distribution upon death of such individual or (ii) in accordance with a qualified domestic relations order.

“Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 3.2(a)(i).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all exhibits to and materials incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Registrable Securities” means (a) the Class A Shares delivered to the Holders on the Closing Date and (b) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clause (a) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction. Notwithstanding the foregoing, any Class A Shares and other Equity Securities shall cease to be Registrable Securities to the extent (a) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (b) such Registrable Securities shall have ceased to be outstanding, (c) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction or (d) such Class A Shares are eligible for resale without volume or manner-of-sale restrictions pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such Class A Shares) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo. For purposes hereof, a Person shall be deemed a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion, exchange or otherwise), whether or not such acquisition has actually been effected and whether or not presently exercisable.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement being declared effective by the SEC.

“Registration Expenses” means the following expenses of a Registration pursuant to the terms of this Agreement (without duplication): (a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA); (b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities); (c) all printing, messenger, telephone and delivery expenses; (d) all fees and disbursements of counsel for PubCo; (e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits or comfort letters required or incident to such performance and compliance; (f) reasonable and documented out-of-pocket fees and expenses for one legal counsel selected by Holders of a majority of the Registrable Securities participating in such Registration in an amount not to exceed $100,000; (g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration or marketing of the Registrable Securities; and (h) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Persons acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“September 2021 Registration Rights Agreements” means, collectively, the (i) Registration Rights Agreement, dated as of September 20, 2021, by and between PubCo and Koch Financial Assets III, LLC, (ii) Registration Rights Agreement, dated as of September 20, 2021, by and between PubCo and Koch Companies Defined Benefit Master Trust and (iii) Registration Rights Agreement, dated as of September 20, 2021, by and between PubCo and Illiquid Markets 1888 Fund, LLC.

“Shelf” has the meaning set forth in Section 3.1(a)(i).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Special Holder” means the “Special Holders” as such term is defined in the Investor Rights Agreement and the Zahr Registration Rights Agreement, as applicable.

“Subsequent Shelf Registration Statement” has the meaning set forth in Section 3.1(b)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) Beneficially Owns, either directly or indirectly, at least 50% of (i) the total combined economic equity interests of such entity or (ii) the total combined voting power of all classes of voting securities of such entity (including by such Person’s direct or indirect control of the general partner, manager, managing member or similar governing body of such entity, as applicable); or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors, board of managers or similar governing body of such entity, or otherwise control such entity. Notwithstanding the foregoing, for purposes of this Agreement, “Subsidiary” shall not include any private fund (or similar vehicle) or a business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by such first Person or any portfolio companies thereof.

“Trade” means (i) any Transfer and (ii) any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Class A Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Class A Shares or other securities, in cash or otherwise.

“Transfer” means, when used as a noun, any voluntary or involuntary offer, transfer, sale, pledge, grant any option to purchase, loan or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(d)(i).

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(f).

“Zahr Investor Rights Agreement” means the Investor Rights Agreement, dated as of December 29, 2021, by and among PubCo, Blue Owl Capital GP LLC, a Delaware limited liability company, Blue Owl Capital Holdings LP, a Delaware limited partnership, Blue Owl Capital Carry LP, a Delaware limited partnership, each of Douglas Ostrover, Marc Lipschultz and Michael Rees and Marc Zahr.

“Zahr Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 29, 2021, by and among PubCo, Marc Zahr and Augustus, LLC.

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction;

(b) references in this Agreement to any Law shall be deemed also to refer to such Law as Amended and all rules and regulations promulgated thereunder;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be immediately followed by the words “without limitation;”

(d) the words “holds”, “holder” and correlative words, in the context of Registrable Securities, shall be construed as referring to the Person who Beneficially Owns the Registrable Securities;

(e) whenever the words “herein,” “hereinafter,” “hereof” and “hereunder” are used in this Agreement, they shall refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(f) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(g) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(h) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction; and

(i) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II

[RESERVED]

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing.

(i) PubCo shall file, as soon as reasonably practicable after the Closing Date and in any event within 30 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) (it being agreed that the Form S-3 Shelf shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration Statement), each, a “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder.

(ii) PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Registration Statement, the 90th calendar day following the filing thereof), (B) the 10th Business Day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review, or (C) if the day determined under clause (A) or clause (B) falls on a Saturday, Sunday or other day that the SEC is closed for business, the next Business Day immediately following the day determined under clause (A) or clause (B) on which the SEC is open for business. PubCo shall maintain a Shelf in accordance with the terms of this Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

(iii) In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration.

(i) If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder whose Registrable Securities are included therein. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

(ii) If a Subsequent Shelf Registration Statement is filed, PubCo shall use its reasonable best efforts to (A) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (B) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit all Holders whose Registrable Securities are included therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding.

(c) [Reserved].

(d) Requests for Underwritten Shelf Takedowns.

(i) Subject to the requirements set forth in Section 3.1(d)(iv), at any time and from time to time after the Shelf has become or been declared effective by the SEC, any Holder or Holders (such Holders collectively, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”).

(ii) All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks) will be determined by PubCo.

(iii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Holder or any Transferee thereof be entitled to request an Underwritten Shelf Takedown (and PubCo shall not be obligated to consummate any Underwritten Shelf Takedown with respect to any Holder or any Transferee thereof) during the Lock-Up Period with respect to the Lock-Up Shares applicable to such Person.

(iv) PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (A) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $200 million (the “Minimum Takedown Threshold”) or (B) shall be made with respect to all of the Registrable Securities of the Demanding Holder. Holders may demand no more than three Underwritten Shelf Takedowns pursuant to this Section 3.1(d).

(e) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other Equity Securities that PubCo desires to sell and all other Common Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows, at all times:

(i) first, the Registrable Securities of the Demanding Holder and the Requesting Holders (if any), pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown for itself that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under Section 3.1(e)(i), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under Section 3.1(e)(i) and Section 3.1(e)(ii), the Common Shares or other Equity Securities of any other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the pricing of such Underwritten Shelf Takedown by PubCo. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. If PubCo receives a Withdrawal Notice, a Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Notwithstanding anything to the contrary contained in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(f).

Section 3.2 Piggyback Registration.

(a) Piggyback Rights.

(i) If PubCo or any other Person (including any Holder or any Special Holder under the Investor Rights Agreement or the Zahr Registration Rights Agreement, as applicable), proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including an Underwritten Shelf Takedown pursuant to Section 3.1), other than a Registration Statement (or any registered offering with respect thereto) (A) filed in connection with any employee stock option or other benefit plan, (B) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (C) for an offering of debt that is convertible into Equity Securities of PubCo or (D) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Holders as soon as practicable, but not less than four calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (x) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (y) offer to all of the Holders the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within three calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”).

(ii) Subject to Section 3.2(b), PubCo shall cause all Registrable Securities requested by the Holders to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown, which shall be governed by Section 3.1(e)), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other Equity Securities that PubCo desires to sell, taken together with (x) the Common Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders under this Agreement and (y) the Common Shares or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) if the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration:

(A) first, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of any Special Holders in accordance with the Investor Rights Agreement or the Zahr Registration Rights Agreement, as applicable (pro rata based on the number of Common Shares or other Equity Securities that each Special Holder has required be included in such Registration for itself), which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), other stockholders of PubCo exercising registration rights under the Investor Rights Agreement or the Zahr Registration Rights Agreement that are not Special Holders (pro rata based on the respective number of Common Shares and other Equity Securities that each such stockholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Registrable Securities of Holders requesting Piggyback Registration hereunder that are not Special Holders or other stockholders contemplated by clause (C) and the Common Shares and other Equity Securities, if any, as to which piggyback registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo (pro rata based on the respective number of Registrable Securities, Common Shares and other Equity Securities that each such Holder and other stockholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities.

(ii) if the Registration is initiated and undertaken for the account of any Holder, PubCo shall include in any such Registration:

(A) first, the Registrable Securities of Holders (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration for itself) which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Shares and other Equity Securities, if any, of Special Holders exercising registration rights in accordance with the Investor Rights Agreement or the Zahr Registration Rights Agreement, as applicable (pro rata based on the respective number of Common Shares and other Equity Securities that each Special Holder has requested be included in such Registration for itself), which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares and other Equity Securities, if any, of other stockholders of PubCo exercising registration rights under the Investor Rights Agreement or the Zahr Registration Rights Agreement that are not Special Holders (pro rata based on the respective number of Common Shares and other Equity Securities that each such stockholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities;

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares and other Equity Securities, if any, that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the Common Shares and other Equity Securities, if any, as to which piggyback registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the maximum Number of Securities.

(iii) if the Registration is initiated and undertaken for the account of a Special Holder in accordance with the Investor Rights Agreement or the Zahr Registration Rights Agreement, PubCo shall include in any such Registration:

(A) first, the Common Shares or other Equity Securities of Special Holders (pro rata based on the respective number of Common Shares and other Equity Securities that each Special Holder has requested be included in such Registration for itself) which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Shares and other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares and other Equity Securities of other stockholders of PubCo exercising registration rights under the Investor Rights Agreement or the Zahr Registration Rights Agreement that are not Special Holders (pro rata based on the respective number of Common Shares and other Equity Securities that each such stockholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), and (C), the Registrable Securities of Holders requesting Piggyback Registration hereunder that are not Special Holders or other stockholders contemplated by clause (C) and the Common Shares and other Equity Securities, if any, as to which piggyback registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo (pro rata based on the respective number of Registrable Securities, Common Shares and other Equity Securities that each such Holder and other stockholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities.

(iv) If the Registration is pursuant to a request by Persons other than the Holders hereunder, PubCo and the Special Holders in accordance with the Investor Rights Agreement or the Zahr Registration Rights Agreement, then PubCo shall include in any such Registration:

(A) first, the Common Shares or other Equity Securities, if any, of such requesting Persons, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Shares and other Equity Securities, if any, of Special Holders exercising registration rights under the Investor Rights Agreement or the Zahr Registration Rights Agreement, as applicable (pro rata based on the respective number of Common Shares and other Equity Securities that each Special Holder has requested be included in such Registration for itself), which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares and other Equity Securities, if any, of other stockholders of PubCo exercising registration rights under the Investor Rights Agreement or the Zahr Registration Rights Agreement that are not Special Holders (pro rata based on the respective number of Common Shares and other Equity Securities that each such stockholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities;

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares and other Equity Securities, if any, that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the Registrable Securities of Holders hereunder that are not Special Holders or other stockholders contemplated by clause (C) and the Common Shares and other Equity Securities, if any, as to which piggyback registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo (pro rata based on the respective number of Registrable Securities, Common Shares and other Equity Securities that each such Holder and other stockholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(e), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the pricing of the relevant offering pursuant to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the pricing of such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, PubCo shall be responsible for all Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Exceptions to Piggyback Rights. Notwithstanding anything in this Agreement to the contrary, this Section 3.2 shall not apply for any Holder, prior to the expiration of the Lock-Up Period with respect to the Lock-Up Shares in respect of such Holder.

Section 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, each Holder agrees that it shall not Transfer any Class A Shares (other than those included in such offering pursuant to this Agreement) without the prior written consent of PubCo, during the seven calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Major Holder (as defined in the Zahr Registration Rights Agreement) and each of PubCo’s directors and executive officers have executed a lock-up agreement on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4 General Procedures. In connection with effecting any Registration or Shelf Takedown, subject to Applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in Section 3.4(d)) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authority as may be necessary by virtue of the business and operations of PubCo and (iii) do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions (notwithstanding the foregoing, PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject);

(e) notify each participating Holder of Registrable Securities included in such Registration Statement, as soon as practicable after PubCo receives notice thereof, but in any event within one Business Day of such date, of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;

(f) furnish counsel for the Underwriter, if any, and, upon written request, for the Holders of Registrable Securities included in such Registration Statement with copies of any written comments from the SEC or any written request by the SEC for amendments or supplements to a Registration Statement or Prospectus;

(g) cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(h) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(i) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any Proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j) at least three calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(k) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(l) in the event of an Underwritten Offering or a sale of Registrable Securities facilitated by a financial institution pursuant to such Registration, permit Representatives of the Holders, the Underwriters or such other financial institutions facilitating such Underwritten Offering or sale, if any, and any attorney, consultant or accountant retained by such Holders, or Underwriter or financial institution to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, in each case subject to the agreement by any such Person of confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(m) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering or, if requested in writing in the event of a sale of Registrable Securities by a financial institution pursuant to such Registration, which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or financial institution, as the case may be, may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriters or financial institution;

(n) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, and any financial institution facilitating a sale of Registrable Securities facilitated pursuant to such Registration, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, any Underwriters, placement agent, sales agent, or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders and any Underwriters, placement agent, sales agent and financial institution;

(o) in the event of any Underwritten Offering or a sale of Registrable Securities facilitated by a financial institution pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter, placement agent, sales agent or financial institution of such offering or sale;

(p) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(q) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the participating Holders, in connection with such Registration.

Section 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and Underwriter marketing costs, in each case, pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo

pursuant to a Registration under this Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. Subject to the minimum thresholds set forth in Section 3.1(d) and Section 3.4(q), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than twice or an aggregate of 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. Any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to Applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred (including the legend contemplated by Section 4.1(d)) and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers. Notwithstanding the foregoing, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. Notwithstanding the foregoing, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense is caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall severally (and not jointly), in proportion to their respective net proceeds received from the sale of Registrable Securities pursuant to such Registration Statement, indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to give prompt notice shall not impair any Person’s right to indemnification under this Agreement to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement only if any sums payable in connection with such settlement are paid in full by the indemnifying party and such settlement (x) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (y) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages.

(d) The indemnification provided under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to in this Agreement, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. Notwithstanding the foregoing, the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11 Other Registrable Securities. Other than registration rights set forth in the Investor Rights Agreement, in the Zahr Registration Rights Agreement and in the September 2021 Registration Rights Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, PubCo covenants to the Holders that neither PubCo nor any Subsidiary of PubCo shall hereafter enter into any agreement, contract or arrangement with respect to its securities that conflicts with the rights granted to the Holders by this Agreement.

Section 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Agreement, including for purposes of Section 3.12. A Party who does not hold Registrable Securities as of the Effective Date and who acquires Registrable Securities after the Effective Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15 Adjustments. If there are any changes in the Equity Securities as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Equity Securities as so changed.

ARTICLE IV

LOCK-UP

Section 4.1 Lock Up

(a) No Holder shall during the period beginning on the Effective Date and continuing to and including the date that is 180 days after the Closing Date (the “Lock-Up Period”), effect any Trade, other than a Permitted Transfer, of any Closing Lock-Up Stock Consideration (all such securities, the “Lock-Up Shares”).

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares by the Holders other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holders may make Permitted Transfers (without the consent of PubCo) of any Lock-Up Shares. For the avoidance of doubt, in connection with any Permitted Transfer of Lock-Up Shares, (i) the restrictions and obligations contained in this Section 4.1 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (ii) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement and complies with the following sentence. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor as to the applicable Lock-Up Shares) for all purposes of this Agreement.

(d) In order to enforce the foregoing covenant, PubCo shall place restrictive legends on the certificates or book-entry positions representing the Lock-Up Shares subject to this Section 4.1 and shall be entitled to impose stop transfer instructions with respect to such shares until the end of the Lock-Up Period. Such legend shall be in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF JULY 1, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE CLASS A SHARES. A COPY OF SUCH REGISTRATION RIGHTS AND LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Agreement, no Party may assign such Party’s rights or obligations under this Agreement, in whole or in part, other than in compliance with this Section 5.1. Any such assignee may not again assign those rights, other than in accordance with this Section 5.1. Any attempted assignment of rights or obligations in violation of this Section 5.1 shall be null and void.

(b) Subject to Section 5.1(c), a Holder may not assign any of its rights or obligations under this Agreement without the prior written consent of PubCo.

(c) A Holder, in its capacity as such, may Transfer any of such Holder’s rights or obligations under this Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to any such Holder’s Permitted Transferees.

(d) Subject to Section 5.1(b), any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction or in a transaction whereby such Registrable Securities cease to be Registrable Securities) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and PubCo is authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

(e) All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Agreement.

(f) Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary to this Agreement.

(g) Any Person who becomes a party to this Agreement by executing and delivering a Joinder shall have the rights and obligations of a Holder (but not, for the avoidance of doubt, the rights and obligations of a Holder) under this Agreement.

Section 5.2 Termination. Article III of this Agreement shall terminate as set forth in Section 3.13. The remainder of this Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities. Notwithstanding the foregoing, the provisions of Sections 1.1, 1.2, 3.10, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.11 shall survive any termination of this Agreement with respect to any Holder.

Section 5.3 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement, to the extent permitted by Law, shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Agreement, together with the Purchase Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement.

(b) Subject to Section 5.4(c) and Section 5.4(d), no provision of this Agreement may be Amended in whole or in part at any time without the express written consent of (i) PubCo and (ii) Holders of a majority of the then-outstanding Registrable Securities.

(c) Notwithstanding Section 5.4(b) but subject to Section 5.4(d), any Amendment of (i) any rights or obligations of any Party that are personal to such Party or specifically refer to such Party by name that would be materially adverse in any respect to such Party, or (ii) any rights or obligations of any Party that would be materially adverse in any respect to such Party in a manner disproportionate to the other Parties, shall require the prior written consent of such Party.

(d) The Amendment of any provision of this Agreement that has terminated (as determined in accordance with this Agreement) with respect to a Party shall not require the consent of such Party (and any Equity Securities owned by such Party shall be disregarded for purposes of calculating any percentages required in respect of such Amendment).

(e) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.5 Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. (Eastern time) on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated on the signature pages hereto (in the case of PubCo or any other Party executing this Agreement as of the Effective Date) or, with respect to any Transferee executing a Joinder following the Effective Date, on such Joinder.

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8 Specific Performance. Each Party agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 [Reserved].

Section 5.10 Legends. Each of the Holders acknowledges that (a) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (b) PubCo shall (i) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement and (ii) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.11 No Third Party Liabilities. This Agreement may only be enforced against the named parties to this Agreement, and only with respect to obligations of such named parties under this Agreement. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties to this Agreement, as applicable, and only with respect to obligations of such named parties under this Agreement; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party to this Agreement (including any Person negotiating or executing this Agreement on behalf of a Party to this Agreement), or any other accounts, funds, vehicles or other client advised or sub-advised by any Party or any such Party’s Affiliates or any portfolio companies thereof, unless a Party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

PUBCO

BLUE OWL CAPITAL INC.

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary
Notice: [Intentionally Omitted]

SELLERS:

KUVARE INSURANCE SERVICES LLC

	By:	s/ Dhiren Jhaveri
Name: Dhiren Jhaveri
Title: Chief Executive Officer
Notice: [Intentionally Omitted]

KIS HOLDINGS LTD.
By: Kuvare Insurance Services LLC, its sole director

	By:	s/ Dhiren Jhaveri
Name: Dhiren Jhaveri
Title: Chief Executive Officer
Notice: [Intentionally Omitted]

KIS PARTICIPATION LP
By: Kuvare Insurance Services LLC, its general partner

	By:	s/ Dhiren Jhaveri
Name: Dhiren Jhaveri
Title: Chief Executive Officer
Notice: [Intentionally Omitted]

MAKENA DIRECT SELLER

MAKENA STRATEGIC OPPORTUNITIES FUND – KH, LLC
By: Makena Capital Management, LLC
Its: Sole Manager

By:	s/ William McGrath
Name: William McGrath
Title: Managing Member

BLOCKER SELLERS

MAKENA STRATEGIC OPPORTUNITIES FUND – KH CAYMAN, LP
By: Makena Capital Management (Cayman), LLC
Its: General Partner

By:	s/ William McGrath
Name: William McGrath
Title: Director

KUV FEEDER LP
By: KUV Feeder GP, Ltd., its General Manager By: Access Holdings GP LP, its Member
By: Access Holdings GP Company, its General Partner

By:	s/ Kevin F. McAllister
Name: Kevin F. McAllister
Title: Director

ACP INVESTMENT FUND II-A, L.P.
By: ACP Investment Fund II GP, L.P., its general partner
By: ACP Investment Fund Management, LLC, its General Partner

By:	s/ Keoni Schwartz
Name: Keoni Schwartz
Title: Managing Member

ACP KIS DIRECT, LLC

By:	s/ Keoni Schwartz
Name: Keoni Schwartz
Title: President

ACP KIS FUND II CORPORATE HOLDING COMPANY INVESTORS, LP
By: ACP Investment Fund II GP, L.P., its general partner
By: ACP Investment Fund Management, LLC, its general partner

By:	s/ Keoni Schwartz
Name: Keoni Schwartz
Title: Managing Member

GBIS HOLDTNGS, LLC

By:	s/ Dhiren Jhaveri
Name: Dhiren Jhaveri
Title: Authorized Person
Notice: [Intentionally Omitted]

MONROE STREET 24 LLC
By: KIS Participation LP, its sole manager
By: Kuvare Insurance Services LLC, its general partner

By:	s/ Dhiren Jhaveri
Name: Dhiren Jhaveri
Title: Chief Executive Officer
Notice: [Intentionally Omitted]

ACCESS HOLDINGS MANAGEMENT COMPANY LLC

By:	s/ Kevin F. McAllister
Name: Kevin F. McAllister
Title: Managing Member

Form of Joinder

This Joinder Agreement (this “Joinder Agreement”) is a joinder to the Registration Rights and Lock-Up Agreement, dated as of July 1, 2024 (the “Agreement”), by and among (a) Blue Owl Capital Inc., a Delaware corporation (“PubCo”), and (b) Makena Strategic Opportunities Fund – KH, LLC, a Delaware limited liability company (“Makena Direct Seller”), KIS Holdings Ltd. and KIS Participation LP (together with, solely to the extent following the Restructuring (as defined in the Purchase Agreement (as defined below)), the Makena Direct Seller, the “Company Sellers”), Kuvare Insurance Services LLC, a Delaware limited liability company (the “GP Interest Seller”), the Persons set forth on Annex B to the Purchase Agreement under the heading “Blocker Sellers” (together with the Company Sellers, the GP Interest Seller and Makena Direct Seller, the “Sellers”), and the other parties thereto from time to time, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Lock-Up Shares or Registrable Securities (as applicable). By signing and returning this Joinder Agreement to PubCo, the undersigned accepts and agrees to be bound by and subject to the terms and conditions of the Agreement, with all attendant rights, duties and obligations of a Holder thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[•]

Name:
[Title:]

Address for Notices:
Attention: